As filed with the Securities and Exchange Commission on November 6, 1998
                           Registration No. 333-58967


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            OSICOM TECHNOLOGIES, INC.
             (exact name of registrant as specified in its charter)

       New Jersey                       3672                    22-2367234
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)

                           2800 28th Street, Suite 100
                         Santa Monica, California 90405
                                 (310) 581-4030
          (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                                   PAR CHADHA
                             Chief Executive Officer
                            Osicom Technologies, Inc.
                           2800 28th Street, Suite 100
                         Santa Monica, California 90405
                                 (310) 581-4030
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             W. RAYMOND FELTON, ESQ.
                Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
                            Metro Corporate Campus I
                              Post Office Box 5600
                          Woodbridge, New Jersey 07095
                                 (732) 549-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. X


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE


 Title of each Class of                            Proposed Maximum
    Securities to be          Amount to be        Offering Price per          Aggregate              Amount of
      Registered              Registered 1              Share              Offering Price         Registration Fee





Common Stock, par
    value $.30 per share        1,472,600 2           $10.3125 3            $15,186,181 3          $4,479.92 4
Common Stock, par               2,499,485             $ 8.125  5            $20,308,316 5          $5,990.95
    value $.30 per share




--------------------------
         1 Includes an indeterminate number of shares of Common Stock issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended.

         2 Adjusted from previous filing to reflect a 1-for-3 reverse stock split of the Company's stock on July 24, 1998.


         3 Estimated pursuant to Rule 457 based upon the closing price of the Common Stock on July 8, 1998 as reported on The Nasdaq Small Cap Market solely for the purpose of computing the registration fee.


         4 Previously paid.



         5 Estimated pursuant to Rule 457 based upon the closing price of the Common Stock on November 6, 1998 as reported on The Nasdaq Small Cap Market solely for the purpose of computing the registration fee.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 6, 1998


                                   PROSPECTUS


                            OSICOM TECHNOLOGIES, INC.

                                3,972,085 SHARES

                                  COMMON STOCK



     This Prospectus relates to an aggregate of 3,972,085 shares of Common Stock, par value $.30 per share (the "Shares") of Osicom Technologies, Inc., a New Jersey corporation "Osicom"or the "Company"), which may be offered and sold hereby from time to time by certain holders thereof ("Selling Shareholders"). The Shares are issuable pursuant to the terms of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock"), which two of the Selling Shareholders (the "Original Holder Selling Shareholders") acquired from the Company in May 1998. The number of Shares issuable upon conversion of the Series C Preferred Stock is presently indeterminate and unlimited and will depend on the trading price of the Shares during the period prior to conversion; however, each Original Holder Selling Shareholder is limited by the terms of the Series C Preferred Stock to convert such securities only to the extent that the shares of common stock to be received by a holder upon such conversion would cause such holder to beneficially own no more than 4.99% of the number of outstanding shares of common stock at the time of the conversion. The number of Shares registered for resale hereunder has been calculated based on an assumed conversion price of $2.82188, and the Company is registering for resale hereunder 140% of the number of Shares issuable upon conversion of the Series C Preferred Stock based on such assumed price. As of August 12, 1998 (the "Initial Conversion Date"), each Original Holder Selling Shareholder has the right to convert all or any part of the Series C Preferred Stock held by an Original Holder Selling Shareholder into such number of fully paid and non-assessable shares ("Conversion Shares") of the Company's common stock, par value $.30 per share (the "Common Stock"), as is determined in accordance with the terms of the Company's Certificate of Incorporation. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be determined by dividing the aggregate Stated Value of the Preferred Shares to be converted by the Conversion Price (as defined herein) in effect on the applicable Conversion Date. Subject to adjustment, "Conversion Price" with respect to a share of the Series C Preferred Stock shall mean (A) for any Conversion occurring prior to November 10, 1998 (the "Initial Conversion Period"), the lesser of (i)
eighty-six percent (86%) of the average of the three (3) lowest Closing Bid Prices for the Common Stock occurring during the period of twenty-two (22) Trading Days (as defined below) immediately prior to (but not including) the applicable Conversion Date (the "Floating Conversion Price") and (ii) two hundred percent (200%) of the average Closing Bid Price for the Common Stock during the period of twenty-two (22) Trading Days immediately prior to (but not including) May 14, 1998 (or $23.97) relating to the Series C Preferred Stock (the price determined in accordance with the clause (ii) being referred to herein as the "Conversion Cap") and (B) for any Conversion occurring after the Initial Conversion Period, the lesser of the Floating Conversion Price and the Fixed Conversion Price. "Fixed Conversion Price" shall mean the lesser of (i) the average Closing Bid Price for the Common Stock during the period of twenty-two (22) Trading Days immediately prior to (but not including) the last day of the Initial Conversion Period and (ii) the Conversion Cap (a "Conversion"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution." All selling expenses incurred in connection with this offering are being borne by the Selling Shareholders.


         The Company has been advised by the Selling Shareholders that there are presently no underwriting arrangements with respect to the sale of the Shares, however, such arrangements may exist in the future, and that the Selling Shareholders may sell the Shares to or through broker-dealers from time to time in the over-the-counter market at then prevailing prices, or in privately negotiated transactions or otherwise, and that usual and customary brokerage fees and commissions may be paid by the Selling Shareholders in connection therewith. See "Selling Shareholders" and "Plan of Distribution."


     The Company's Common Stock is quoted on the Nasdaq Market under the symbol "FIBR." On November 5, 1998, the closing price for the Common Stock was $8.125 as reported by Nasdaq. Potential purchasers of the Shares are advised that an investment in the Shares is speculative and only those purchasers who can afford to lose their entire investment should purchase Shares. See "Risk Factors" beginning on page 7 for factors to be considered in connection with purchasing Shares.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is November ____, 1998.

         No dealer, salesperson or other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Shares to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                              AVAILABLE INFORMATION


         The  Company  is  subject  to  the  information   requirements  of  the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60601 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, such material may be obtained at the Web Site the SEC maintains at which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Company's Common Stock is quoted on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.


         The Company has filed with the Commission a registration statement on Form S-3 (copies of which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or any other documents are not necessarily complete and, in each such instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following document filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-15810) is hereby incorporated by reference in this Prospectus, except as otherwise superseded or modified herein:

     The Company's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1998.


     The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998. The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1998.

     The Company's Current Reports on Forms 8-K filed on each of May 15, 1998, May 18, 1998, August 6, 1998 and September 30, 1998.


     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person including any beneficial owner, to whom this Prospectus is delivered, upon his written or oral request, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to:

                            OSICOM TECHNOLOGIES, INC.
                           2800 28th Street, Suite 100
                         Santa Monica, California 90405
                 Attention: Par Chadha, Chief Executive Officer
                                 (310) 581-4030

                               PROSPECTUS SUMMARY

                                   The Company


         The Company is a Santa Monica, California-based business which designs, manufactures and markets integrated networking and bandwidth aggregation products for enhancing the performance of data and telecommunications networks. The Company's products are deployed to telephone companies, Internet Service Providers and corporate/campus environments to provide transport within and access to their networks. The Company, incorporated in 1981, has primary facilities in Annapolis Junction, Maryland, Waltham, Massachusetts, Naperville, Illinois, San Diego, California, and Hong Kong.



         The Company's research and development activities are dedicated to developing products in three main areas: (i) Dense Wavelength Division Multiplexing, (ii) Embedded Networking Solutions, and (iii) Remote Access. The Company's products address the growing needs for networked, high bandwidth data and voice communications. Two significant trends in the data and telecommunications networking market are driving demand and shaping the terms of competition among suppliers are the Convergence of data and voice on a single network and the need for greater Bandwidth.


                                  The Offering


Shares of Common Stock Offered          3,972,085  Shares

Use of Proceeds                         The shares are not owned by the Company,
                                        accordingly  the Company will receive
                                        none of the proceeds from the sale
                                        thereof.

Nasdaq Symbol                           FIBR



                                  RISK FACTORS

         Prospective investors should carefully consider the following risk factors regarding an investment in Osicom Common Stock, in addition to the other information contained in this prospectus.

Volatility of Common Stock Prices

         There has been significant volatility in the market prices of securities of companies in the networking industry, including Osicom Common Stock. Various factors and events, including those relating specifically to Osicom, its vendors or its competitors and those relating generally to the industry, may have a significant impact on the trading price of the Osicom Common Stock.


Dilution

         A substantial number of Shares are or will be issuable by the Company upon the conversion of the Series C Preferred Stock. Under the applicable conversion formulas, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common Stock decreases). Moreover, there is no limit to the amount of shares of common stock issuable upon conversion due to the Floating Conversion Price. By way of example, the
Conversion Price pursuant to the terms of the Series C Preferred Stock as of November 3, 1998 would have been $2.82188 and if the Selling Shareholders were to have converted all of the Series C Preferred Stock on that date, 2,834,989 shares of common stock would have been issued to such Selling Shareholders, which would represent 26.3% of the outstanding shares of common stock of the Company. Issuances upon conversion of Series C Preferred Stock could result in dilution of a shareholder's percentage ownership interest in the Company and could adversely affect the market price of the common stock. To the extent the holders of the Series C Preferred Stock convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market, allowing the holders of the Series C Preferred Stock to convert such stock into greater amounts of common stock, and further depressing the common stock price. See "Description of Securities".

Shares Eligible for Future Sale

         No prediction can be made as to the effect, if any, that future sales of common stock by the Company, or the availability of common stock for future sales, will have on the market price of common stock prevailing from time to time. Sales of a substantial number of shares of common stock in the public market could adversely affect the market price for the Company's common stock and reported earnings per share.


Competition

         The markets for the products and services of the Company are intensively competitive, highly fragmented and characterized by rapidly changing technology, evolving industry standards, price competition and frequent new product introductions. A number of companies offer products that compete with one or more of the Company's products. The Company's current and prospective competitors include OEMs, product manufacturers of internet access and remote access equipment, and manufacturers of WAN servers and client access and transmission products. In the internet access and LAN access equipment market, the Company competes primarily with Cisco, 3Com, Ascend Communications, Lucent, Cienna, Northern Telecom, Pirelli, NEC, Alcatel, Siemens, IBM, Motorola, Intel and several other companies. The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer bases than the Company. In particular, established companies in the personal computer industry may seek to expand their product offerings by designing and selling products using competitive technology that could render the Company's products obsolete or have a material adverse effect on the Company's sales. The markets in which the Company competes currently are subject to intense competition and the Company expects additional price and product competition as other established and emerging companies enter these markets and new products and technologies are introduced. Increased competition may result from further price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive factors faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition.

     New Product Development and Rapid Technological Change; Dependence on LAN and WAN Technologies

         The telecommunications and data networks industry is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions, short product life cycles and rapidly changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend on its ability to enhance its existing products, to introduce new products to meet changing customer requirements and emerging technologies, and to demonstrate performance and cost advantages of cost-effectiveness of its products over competing products. As other technologies such as DWDM, Sonet, Gigabit Ethernet, Fiber Channel, Frame Relay, Asynchronous Transfer Mode ("ATM"), Asymmetric Digital Subscriber Line ("ASDL") and communication over copper, fiber, wireless networks or all optical networks ("AON"), are developed and gain market acceptance, the Company will be required to enhance its connectivity products, or if its current and prospective future products do not achieve widespread customer acceptance as a result of the adoption of alternative technologies, the Company's business, operating results and financial condition would be materially and adversely affected.


         The Company has historically derived a substantial majority of its revenues from the sale of networking products. In the event that current LAN and WAN technology is modified or replaced and the Company is unable to modify its products to support new technology, or alternative technologies, or if the Company's introduction of transmission and system-on-silicon products is unsuccessful, the Company's business, operating results and financial condition could be materially and adversely affected. The Company has in the past and may in the future experience delays in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. Failure of the Company, for technological or other reasons, to develop and introduce new products and product enhancements in a timely manner and cost-effective manner would have a material adverse effect on the Company's business, operating results and financial condition. In addition, the future introductions or even announcement of products by the Company or one of its competitors embodying new technologies or changes in industry standards or customer requirements could render the Company's then-existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by the Company or one or more of its competitors will not cause customers to defer purchase of existing Company products. Such deferment of purchases could have a material adverse effect on the Company's business, operating results and financial condition.


         Complex products such as those offered by the Company may contain undetected or unresolved defects when first introduced or as new versions are released. While the Company has not experienced any material errors in the past, the occurrence of such errors in the future could, and the inability to correct such errors would, result in the loss of market share, the delay or loss of market acceptance of the Company's products, material warranty expense, diversion of engineering and other resources from the Company's product development efforts, the loss of credibility with the Company's customers or product recall. Any of such occurrences could have a material adverse effect upon the Company's business, operating results or financial condition.

Dependence on Contract Manufacturers and Limited Source Suppliers

         Though the Company manufactures many of its own products, it also materially relies upon independent contractors to manufacture to specification certain of its other components, subassemblies, systems and products. The Company also relies upon limited-source suppliers for a number of components used in the Company's products, including certain key microprocessors, lasers, optical filters and other components. There can be no assurance that these independent contractors and suppliers will be able to meet the Company's future requirements for manufactured products, components and subassemblies in a timely fashion. The Company generally purchases limited-source components pursuant to purchase orders and has no guaranteed supply arrangements with these suppliers. In addition, the availability of many of these components to the Company is dependent in part by the Company's ability to provide its suppliers with accurate forecasts of its future requirements.

         The Company believes there are alternative suppliers of alternative components for all of the components contained in its products. However, any extended interruption in the supply of any of the key components currently obtained from a limited source would disrupt its operations and have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Proprietary Rights and Technology

The Company's ability to compete is dependent in part on its propriety rights and technology. The Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contract provisions to protect its proprietary rights. The Company generally enters into confidentiality agreements with its employees, and sometimes with its customers and potential customers and limits access to the distribution of its software, hardware designs, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent the misappropriation of its technology. Furthermore, though the Company has been issued patents, there can be no assurance that the patent application process will be beneficial to the Company. While the Company has filed various patent applications and will file additional applications in the future, such applications may be denied. Any patents, once issued, may be circumvented by competitors of the Company. Furthermore, there can be no assurance that others will not develop technologies that are superior to the Company's. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United
States or abroad will be adequate or that competing companies will not independently develop similar technology.

Dependence on Key Personnel


         The Company's business and prospects depend to significant degree upon the continuing contributions of its key personnel. The Company does not have employment contracts with most of its key personnel and does not maintain any key person life insurance policies. The loss of key management or technical personnel, including Par Chadha, the Company's Chief Executive Officer, Xin Cheng, the Company's President, Ron Mackey the Company's Executive Vice President - Technology and William Peisel, the Chief Technology Officer of the Company's NETsilicon subsidiary, could materially and adversely affect the Company's business, operating results and financial condition. These individuals have in the past, and continue to significantly contribute to the creation and development of the Company's products. The Company believes that is prospects depend in large part upon its ability to attract and retain highly-skilled engineering, managerial, sales, marketing and administrative personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition.

Regulations and Evolving Industry Standards; Non-Compliance

         The market for the Company's products is characterized by the need to meet a significant number of communications regulations and industry standards, some of which are evolving as new technologies are deployed. In the United States, the Company's products must comply with various regulations defined by the Federal Communications Commission and standards established Underwriters Laboratories. In addition, there are industry standards established by various organizations such as Bell Communications Research, American National Standards Institute and Internet Engineering Task Force. The Company designs its products to comply with those industry standards necessary for each particular product to be accepted by its intended customers. To the extent non-compliance with such standards has a detrimental effect on customer acceptance, the Company must address such non-compliance in the design of its products. Standards for new services and network management are still evolving. The Company is a member of several standards committees in order that the Company may participate in the development of standards for emerging technologies. However, as the standards evolve, the Company will be required to modify its products or develop and support new versions of its products. The failure of the Company's products to comply or delays in compliance, with the various existing and evolving industry standards could delay introduction of the Company's products, which could materially and adversely affect the Company's business, operating results and financial condition.


         Government regulatory policies are likely to continue to have a major impact on the pricing of existing as well as new public network services and therefore are expected to affect demand for such services and the telecommunications products that support such services. Tariff rates, whether determined by network service providers or in respondent regulatory directives, may affect the cost-effectiveness of deploying communication services. Such policies also affect the demand for telecommunications equipment, including the Company's current and planned products.

         In foreign countries, the Company's products are subject to a wide variety of governmental review and certification requirements. Any future inability to obtain on a timely basis foreign regulatory approvals could materially and adversely affect the Company's business, operating results and financial condition.

Potential Fluctuations in Operating Results

         The   Company's   revenue  and  operating   results   could   fluctuate
substantially from quarter to quarter and from year to year. This could result from any one or a combination of factors such as the cancellation or postponement of orders, the timing and amount of significant orders from the Company's largest customers, and the Company's success in developing, introducing and shipping product enhancements and new products, the product mix sold by the Company, new product introductions by competitors, pricing actions by the Company or its competitors, the timing of delivery and availability of components from suppliers, changes in material costs and general economic conditions.

         The Company's backlog at the beginning of each quarter typically is not sufficient to achieve expected sales for the quarter. To achieve its sales objective the Company is dependent upon obtaining orders during each quarter for shipment that quarter. Furthermore, the Company's agreements with its customers typically provide that they may change delivery schedules and cancel orders within specified time frames, typically 30 days or more prior to the scheduled shipment date, without significant penalty. The Company's customers have in the past built, and may in the future build, significant inventory in order to facilitate more repaid deployment of anticipated major projects for other reasons. Decisions by such customers to reduce their inventory levels have led and could lead to reductions in purchases from the Company. These reductions, in turn, have and could cause fluctuations in the Company's operating results and have had and could have an adverse effect on the Company's business, financial condition and results of operations in periods in which the inventory is reduced.


         Delays or lost sales have and can be caused by other factors beyond the Company's control, including late deliveries by vendors of components, changes in implementation priorities, slower than anticipated growth in demand for the services that the Company's products support and delays in obtaining regulatory approvals for new services. Delays and lost sales have occurred in the past and may occur in the future. Operating results in recent periods have been adversely affected by delays in receipt of significant purchase orders from customers. In addition, the Company has in the past experienced delays as a result of the need to modify its products to comply with unique customer specifications. Net sales of the Company for the quarter ended July 31, 1998 declined as compared to the quarter ended July 31, 1997. The decline in net sales was attributable to the Company's Far East Division which had a reduction in net sales resulting from both the recent unfavorable economic conditions in Asia and the Pacific Rim as well as the reliance on a single customer in the past. The Company is managing its Far East Division's transition away from reliance on this single customer by actively pursuing a broader customer base and extending the Far East Division's business into the development of new, proprietary product lines. These and similar delays or lost sales could materially and adversely affect the Company's business, operating results and financial condition.


         The Company's industry is characterized by declining prices of existing products, therefore continual improvements of manufacturing efficiencies and introduction of new products and enhancements to existing products are required to maintain gross margins. In response to customer demands or competitive pressures, or to pursue new product or market opportunities, the Company may take certain pricing or marketing actions, such as price reductions, volume discounts, or provisions of services at below market rates. These actions could materially and adversely affect the Company's business, operating results and financial condition.

Management of Growth

         The Company has experienced significant growth through acquisitions as well as internal growth. This growth has placed a significant strain on the Company's financial and management personnel and information systems and controls, and the Company must implement new and enhance existing financial and management information systems and controls and must add and train personnel to operate such systems effectively. The Company's intention to continue to pursue its growth strategy through efforts to increase sales of existing products and new products can be expected to place even greater pressure on the Company's existing personnel and compound the need for increased personnel, expanded information systems, and additional financial and administrative control procedures. There can be no assurance that the Company will be able to successfully manage expanding operations.

         The future near-term success of the Company will depend upon achieving harmonious relations among key employees, continuing to combine operations to realize efficiencies in manufacturing, marketing and sales, and implementing product strategies which allow the benefits of research and development advances in individual subsidiaries to be utilized throughout the Company as a whole. The Company's ability to achieve these objectives will materially affect its business, prospects and financial condition.

Recent Acquisitions and Potential Future Acquisitions

         As described more fully in Note A to the Consolidated Financial Statements contained in the Company's annual report on Form 10-KSB for the year ended January 31, 1998 the Company has made several major acquisitions during the two years ended January 31, 1997. The Company has incurred significant charges for purchased technologies, restructuring, and valuation allowances in connection with the assets acquired in these acquisitions. There can be no assurance that any future acquisitions will not result in similar charges.

         The Company's strategy is to review acquisition prospects that would complement the Company's existing products, augment its market coverage and distribution ability or enhance its technological capabilities. While the Company has no current agreements or negotiations underway with respect to any new acquisitions, the Company may acquire additional businesses, products or technologies in the future. Future acquisitions by the Company could result in charges similar to those incurred in connection with prior acquisitions, issuance of potentially dilutive equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect the Company's business, results of operations, financial condition, and the price of the Company's common stock. Acquisitions entail numerous risks, including the assimilation of the acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. There can be no assurance as to the ability of the Company to successfully integrate the products, technologies or personnel of any business that may be acquired in the future, and the failure of the Company to do so could have a material and adverse effect on the Company's business, financial condition and results of operations.


Year 2000 Problem

         The Company is aware of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the latter two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company (i) has completed a review of its internal information programs and has identified those systems that are not compliant, (ii) has completed a review of its products lines and has ascertained that its products are year 2000 compliant, and (iii) is surveying all vendors and customers for year 2000 compliance and the results are not yet complete. The Company has implemented a project to ensure all internal systems are compliant by the end of fiscal 1999. However, although the Company believes that its systems will be Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third party equipment or software to properly process dates for the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, results of operations and financial condition.



                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.


                            DESCRIPTION OF SECURITIES


         The Shares being registered are shares of common stock of the Company which will be issued upon conversion by the holders of Series C Preferred Stock issued by the Company on May 14, 1998. The number of shares of common stock being registered are stated at 140% of the currently estimated shares issuable upon conversion, however, the actual number of such shares may be lesser or greater than the indicated amount as a result of the application of the floating conversion price to be calculated in accordance with the terms of the Series C Preferred Stock as follows: (A) for any conversion occurring prior to November 10, 1998 (the "Initial Conversion Period"), the lesser of (i) eighty six percent (86%) of the average of the three (3) lowest Closing Bid Prices for the Common Stock occurring during the period of twenty-two (22) Trading Days (as defined in the Securities Purchase Agreement) immediately prior to (but not including) the applicable Conversion Date (the "Floating Conversion Price") and (ii) two hundred percent (200%) of the average Closing Bid Price for the common Stock during the period of twenty-two (22) Trading Days immediately prior to (but not including) May 14, 1998 (or $23.97) (the price determined in accordance with this clause (ii) being referred to herein as the "Conversion Cap") and (B) for any Conversion occurring after the Initial Conversion Period, the lesser of the Floating Conversion Price and the Fixed Conversion Price. "Fixed Conversion Price" shall mean the lesser of (i) the average Closing Bid Price of the Common Stock during the period of twenty-two (22) Trading Days immediately prior to (but not including) the last day of the Initial Conversion Period and (ii) the Conversion Cap.

         Conversion of the Series C Preferred Stock by the holders is limited to
(i) 19.99% of the number of outstanding shares of common stock on May 18, 1998 and (ii) beneficial ownership of not more than 4.99% of the number of outstanding shares of common stock by the holder converting shares of Series C Preferred Stock at the time of the conversion. Additionally, the holders of the Series C Preferred Stock, under certain circumstances, have the right to require the Company to prepare and file a proxy statement to seek the approval of shareholders to approve the conversion of the Series C Preferred Stock in excess of 19.99%.

         The holders of the Series C Preferred Stock have a mandatory redemption option upon the occurrence of certain events. These events include (i) the failure of the Company to issue the shares of common stock upon conversion of the Series C Preferred Stock, (ii) the Company breaches any material term of the Series C Preferred Stock, the Securities Purchase Agreement between the Company and the Selling Shareholders, or the Registration Rights Agreement between the Company and the Selling Shareholders, (iii) any material representation in any of the aforementioned agreements, (iv) this Registration Statement is not declared effective by September 11, 1998 or if declared effective, such effectiveness does not lapse, provided that the failure of the Registration Statement to be declared effective or the lapse thereof is due to voluntary action by the Company or failure by the Company to take action, and (v) the common stock is not quoted on the Nasdaq SmallCap Market or Nasdaq National Market or listed on the New York State Exchange or American Stock Exchange or trading in the common stock on any such exchange is suspended for more than 5 Trading Days. The redemption price is the greater of (i) Liquidation Preference of the Series C Preferred Stock being redeemed multiplied by 125% and (ii) an amount determined by dividing the Liquidation Preference of the Series C Preferred Shares being redeemed by the Conversion Price in effect on the redemption date and multiplying the resulting quotient by the average Closing Bid Price for the common stock on the five Trading Days immediately preceding the redemption date.

         Additionally, the Company has the option to redeem the Series C Preferred Stock if, during any period of ten Trading Days, the average Closing Bid Price for the common stock is less than $3.50 ($10.50 post-reverse split) at a redemption price equal to the aggregate Liquidation Preference of the Series C Preferred Stock then held by such holder multiplied by 116.28%.



                              SELLING SHAREHOLDERS


         The Shares are being registered pursuant to registration rights obligations the Company has to Marshall Capital Management, Inc. and CC Investments, LDC pursuant to a Securities Purchase Agreement with the Company dated as of April 30, 1998. In addition, 250,000 shares are being registered for sale by Charles K. Stewart, which acquired such shares in a private transaction from CC Investments, LDC. Other than the Shares offered hereby, neither of the Selling Shareholders holds more than one percent (1%) or more of the Company's common stock nor have the Selling Shareholders ever held any position or office with the Company.


         The Company has been advised that such Selling Shareholders intend to sell such Shares at unspecified times on a delayed or continuous basis depending upon, among other things, favorable market conditions.


         The following table sets forth certain information as of November 1, 1998 with respect to the beneficial ownership of the Shares by the Selling Shareholders, subject to the assumptions in notes 2 and 3 following the table.




                                  Beneficial Ownership          Number of Shares of         Ownership of Shares of
      Name of Selling             of Shares of Common               Common Stock                 Common Stock
        Shareholder               Stock Prior to                 to be Offered2, 3             After Offering
                                      Offering
----------------------            --------------------          ----------------------      ----------------------




Marshall Capital                    457,849 2, 4                  2,000,793  2,4
   Management, Inc.1                                                                                     0

CC Investments,                     457,849 3, 4                  1,721,292  3, 4                        0
   LDC1

Charles K. Stewart                   250,000                        250,000                              0






----------------------
     1 Marshall Capital Management, Inc. is an indirect, wholly owned subsidiary of Credit Suisse First Boston Group which is a public Swiss financial services company. The parent companies of Marshall Capital Management, Inc. disclaim any beneficial ownership of any securities owned by Marshall Capital Management, Inc. Castle Creek Partners, LLC is the investment advisor to CC Investments, LDC and consequently may be deemed to have voting and investment discretion over the securities held by CC Investments, LDC. Castle Creek Partners LLC disclaims beneficial ownership of all securities held by CC Investments, LDC.

     2 Includes 165,137 shares of Common Stock held of record and beneficially and 292,712 shares of common stock issuable upon conversion of the shares of Series C Preferred Stock held by Marshall Capital Managment, Inc. calculated using an assumed conversion price of $2.82188 per share. The shares of Series C Preferred Stock were issued pursuant to a Securities Purchase Agreement, dated as of April 30, 1998 and are convertible at variable rates into shares of Common Stock. See "Description of Securities." Pursuant to the terms of the Series C Preferred Stock, no holder thereof can convert any portion of such Series C Preferred Stock if such conversion would increase such holder's beneficial ownership of shares of Common Stock to in excess of 4.99% of the shares outstanding upon such conversion. Absent such limitation, at the $2.82188 per share conversion price the shares of Series C Preferred Stock held by Marshall Capital Management, Inc. would have been convertible into 1,311,183 shares of Common Stock, which, together with the 165,137 shares currently held, would have represented 14.5% of the Common Stock.

    3 Includes 351,993 shares of Common Stock held of record and beneficially and 105,856 shares of common stock issuable upon conversion of the shares of Series C Preferred Stock held by CC Investments, LDC calculated using an assumed conversion price of $2.82188 per share. The shares of Series C Preferred Stock were issued pursuant to a Securities Purchase Agreement, dated as of April 30, 1998 and are convertible at variable rates into shares of Common Stock. See "Description of Securities." Pursuant to the terms of the Series C Preferred Stock, no holder thereof can convert any portion of such Series C Preferred Stock if such conversion would increase such holder's beneficial ownership of shares of Common Stock to in excess of 4.99% of the shares outstanding upon such conversion. Absent such limitation, at the $2.82188 per share conversion price the shares of Series C Preferred Stock held by CC Investments, LDC would have been convertible into 978,071 shares of Common Stock, which, together with the 351,993 shares currently held, would have represented 13.3% of the Common Stock, which excludes 250,000 shares of Common Stock issued to CC Investments from conversion of Series C Preferred Stock which was sold by CC Investments in a private transaction.

     4 The number of Common Shares registered pursuant to the registration statement on behalf of the Selling Shareholders and the number of shares of Common Stock offered hereby by such holders have been determined by agreement between the Company and such Selling Shareholders. Because the number of Common Shares that will ultimately be issued upon conversion of the Series C Preferred Stock is dependent, subject to certain limitations, upon the average of certain closing bid prices of the Common Stock prior to conversion, as described in "Description of Securities," such number of shares of Common Stock (and therefore the number of shares of Common Stock to ultimately be offered hereby) cannot be determined at this time. Moreover, pursuant to Nasdaq Small Cap regulations, the Company may be subject to a limitation that, in the absence of shareholder approval, the aggregate number of shares of Common Stock issuable to the Selling Shareholders at a discount from market price upon conversion of the Series C Preferred Stock may not exceed 20% of the outstanding shares of Common Stock. Unless shareholder approval is obtained to issue Common Shares to the Selling Shareholders in excess of such maximum amount, neither of the Selling Shareholders will be entitled to acquire more than its proportionate share of such maximum amount. The Selling Shareholders have the right to cause the Company to seek such approval if it is necessary to permit their conversion of shares of Series C Preferred Stock.



                              PLAN OF DISTRIBUTION


     The Selling Shareholders have advised the Company that there are presently no underwriting arrangements with respect to the sale of the Shares, however, such arrangements may exist in the future. The Selling Shareholders, or their pledges, donees, transferees or other successors in interest, may choose to sell all or a portion of the Shares from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices. The Shares may also be sold by one or more of the following methods, without limitation: (a) block trades in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker and dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchases; (d) "at the market" to or through market makers and into an existing market for the Shares; (e) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
(f) through transactions in options, swaps or other derivatives (including transactions with broker-dealers or other financial institutions that require the delivery by such broker-dealers or institutions of the Shares, which Shares may be resold thereafter pursuant to this Prospectus); or (g) any combination of the foregoing, or by any other legally available means. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales.

         The Selling Shareholders may sell shares of Common Stock pursuant to Rule 144 under the 1933 Act, where applicable.




                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue.


                FORWARD-LOOKING STATEMENTS - CAUTIONARY STATEMENT


         When used anywhere in this Form S-3, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases, "will likely result," "are expected to," "is anticipated," "estimated," "project," or "outlook" or similar expressions made by a third party with respect to the Company) are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company's plans to develop new products, expand its sales force, expand its customer base, make acquisitions, establish strategic relationships and expand within international markets. Such forward-looking statements also include the Company's expectations concerning factors affecting the markets for its products, such as demand for increased bandwidth, the migration from private to public networks, growth in corporate use of the Internet, expansion of switches between LANs, remote access for corporate networks, deregulation and increased competition, the introduction of a wide range of new communication services and technologies and growth in the domestic and international market for network access solutions.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.




                                    BUSINESS


                                   The Company


         The Company is a Santa Monica, California-based business which designs, manufactures and markets integrated networking and bandwidth aggregation products for enhancing the performance of data and telecommunications networks. The Company's products are deployed to telephone companies, Internet Service Providers and corporate/campus environments to provide transport within and access to their networks. The Company, incorporated in 1981 has primary facilities in Annapolis Junction, Maryland, Waltham, Massachusetts, Naperville, Illinois, San Diego, California, and Hong Kong. On May 18, 1998, the Company announced that it planned an initial public offering ("IPO") of its embedded networking ("EN") business unit, which includes the NET+ARM family of networking system-on-silicon products. The IPO would be fully effected through a distribution of common stock purchase rights to the holders of the Company's securities the right to purchase shares of the EN business unit in proportion to their ownership in the Company's common stock on a fully diluted basis. Any distribution will be subject to a registration statement to be filed with the U.S. Securities and Exchange Commission ("SEC"). Such registration statement was filed with the SEC on August 26, 1998. The offering will be made only by means of a prospectus. Following the IPO, the Company intends to distribute its EN shares to Osicom's shareholders.


         The Company's research and development activities are dedicated to developing products in three main areas:


         Dense Wavelength Division Multiplexing - The Company utilizes its combination of more than 25 years of research and development in photonic networking and its parallel expertise in data communications to offer state-of-the-art products which employ dense wavelength division multiplexing ("DWDM"). A DWDM product, when connected to an optical fiber, increases that fiber's capacity to transmit information and enhance the flexibility with which that transmission is accomplished. The growth in utilization of the Internet and the rapid expansion of private networks have placed the capacity and flexibility of the world's already-laid fiber at a premium. To meet these increased demands, telephone companies and other owners and lessors of existing fiber have turned to DWDM and other technology solutions as an alternative to paying the high cost of laying new fiber. According to a 1997 study by Ryan Hankin Kent, Inc., a leading telecommunications industry analyst, the intra-city metropolitan installation costs for fiber are estimated at $330,000 per kilometer. This cost is affected by a variety of factors including geology, geography, environmental concerns and right-of-way agreements. The installation of the Company's DWDM product to double the capacity of a single fiber can offer 27% to 70% cost savings over the installation of a single one kilometer fiber in an urban area with greater savings achievable with 12, 16, or 32 channel installations.



         The Company's competitors in the DWDM arena have historically designed their products for use in city-to-city or "long haul" applications, operating under the apparent assumption that this would be the only, or only significant market for DWDM products. By contrast, the Company has designed its DWDM products specifically for intra-city networks, also known as "short-haul" or "metropolitan" networks. This strategy reflects the Company's expectation that the need for DWDM in the "metro" arena will be significant and perhaps even greater than the need for DWDM in the "long haul" arena. The Company's DWDM technology, for which it currently has five patents pending, is designed specifically for the "metro" market. The Company's DWDM product is GigaMuxTM, a 32 channel DWDM system with the capacity to carry data at 80 Gbps over a single fiber. Even more versatile is the Company's optical add/drop DWDM, an electronic to photonics concentrator ("EPC(TM)") and a line of optical amplifiers round out the current product family.


         Embedded Networking Solutions - The Company has significant experience in the design and sale of chip-level products to address the networking requirements of its customers. The growth in utilization of the Internet and various private networks for business, institutional and other uses has created an opportunity for the Company to exploit this expertise. A wide variety of new devices, from printers to cameras to industrial controls and domestic appliances may now be managed or controlled over the Internet (or other networks). The manufacturers of these products must therefore design them to be network-ready or face the loss of market share to competitors whose products are network-ready. Manufacturers, however, generally lack the in-house expertise or resources to offer affordable, state-of-the-art network connectivity. The Company's newly-launched NET+ARMTM product solves this dilemma for manufacturers. NET+ARMTM is a single chip that, when designed into the manufacture of a product, makes it network-ready. This network-readiness includes facilitating Internet/intranet connectivity, network administration via a Web browser, and (for printers) embedded HTTP/HTML and e-mailprinting.

         Remote Access - A facet of growing Internet and other private network utilization has been the growth in the need for network users to "dial in" to an Internet Service Provider (ISP) in order to gain access to the Internet, or, for example, corporate users to dial into their corporate network. These connections are accepted by products generally know as "remote access" equipment. The Company has based its product offerings in this area in response to a variety of basic and perhaps under appreciated facts about the marketplace. For example, rarely do all users dialing into an ISP or network do so via an identical device or connection. One user may wish to connect using an analog modem, which has one data transfer rate, while another may wish to dial in across an ISDN line, which has a different data transfer rate. The ISP or corporate network is therefore faced with the costly (and space consuming) alternative of buying two separate devices or turning down potential connections from one or the other user. The Company's new remote access product, the IQX-200TM, accepts a variety of network connections in a single device, and thus resolves this dilemma in a cost- and space-effective manner. Another key dilemma facing ISPs and others offering network connections has been the need to match their capacity for accepting those connections with the current and future demand from users. The Company's competitors do not offer devices, in the same price range as the Company, that have the same flexible capacity for concurrently accepting multiple types of connections. The IQX-200TM is scalable from 8 to 168 connections. This scalability allows growing ISPs and networks to economically match capacity to current demand, and then grow their capacity as that demand builds over time. The Company believes that these and other features of IQX-200TM make it an attractive remote access solution.


         The Company wishes to caution readers not to place undue reliance on any forward-looking statements regarding the Company's expectations concerning factors affecting demand for increased bandwidth, growth in corporate use of the Internet, remote access for corporate networks, the introduction of a wide range of new communication services and technologies and growth in the domestic and international market for network access solutions. Such statements speak only as of the date made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.


                       Markets For The Company's Products

         The Company's products address the growing needs for networked, high bandwidth data and voice communications. The networking industry has experienced dramatic growth since the early 1990's as corporations discovered increasing value in connecting desktop devices through local area networks. The emergence of the Internet and the cultural movement toward mobile and home computing in the early to mid-1990's further accelerated this trend, pushing annual industry growth rates above the 50% level. Today, two significant trends in the networking market are driving demand and shaping the terms of competition among suppliers:


         Convergence - As data traffic has taken on a greater importance in the overall telecommunications infrastructure, the Company believes the next significant growth driver in the networking industry will be the integration of voice and data on a single network. This convergence - of enterprise data networks (i.e. local area networks, "LANs", and wide area networks, "WANs") and access networks (i.e., telecommunications networks and cable TV) - is hastened by recent changes in telecommunications regulation and the adoption of common standards.


         Bandwidth - The increased power of conventional applications, the proliferation of graphics intensive applications such as multimedia and video conferencing, as well as the rise of the Internet/intranets, are resulting in increased demand for solutions that enhance the speed, capacity and efficiency of existing networks.

         The Company's products address both the demand for converged solutions and the increased requirements for bandwidth in the traditional data networking, fiber optic, and system-on-silicon embedded solutions markets:

                       Traditional Data Networking Markets


         The market for traditional data networking equipment, consisting of LAN Switch, ATM LAN Switch, ATM WAN Switch, Remote Access, Routers, Frame Relay, Network Interface Cards and Shared Media Hubs, comprised an estimated $22.8 billion in revenues in 1997. While results varied by segment, unit/port shipments climbed an average of 55% over 1996 levels.


         Industry estimates indicate that networking sales may climb to over $36 billion in 2001, driven by the upgrading of corporate LAN/WAN networks, further investments to extend the reach of corporate networks via remote access solutions, and the continued build-out of Internet-enabled networking capabilities including remote access, network routing and WAN access.

                            Fiber Optic Transmission

         The market for fiber optic communications systems, comprised mainly of SONET transport, digital cross-connect and optical digital loop carrier equipment, is estimated at over $7 billion in annual worldwide sales. Since its introduction in the 1970's, optical fiber communications technology has gained widespread adoption among network operators. Transmission over optical fiber offers key advantages over electrical signals on traditional copper cabling, including: higher capacity; superior transmission distance; higher reliability; and lower maintenance costs. Initially the cost to implement fiber optic circuits and their associated opto-electronic equipment was high, but that cost has dropped significantly in recent years, leading to a broadened adoption of the technology throughout public switched telephone networks. Today, fiber networks are installed across most interexchange networks, interoffice networks, and metropolitan rings.


         To keep up with ever increasing traffic levels, brought on by increased Internet traffic, video conferencing, mass data transfers, telemedicine, distance learning, and "plain old telephone service" ("POTS") usage, carriers are now looking to increase existing network throughput without incurring the expense of laying new fiber. To meet this need, new fiber optic markets are emerging. One such market is the market for Wave Division Multiplexing, a technique that allows network operators to make the most of their currently installed fiber networks by combining multiple signals into separate wavelengths on the same fiber. The market for WDM and higher capacity DWDM (dense wavelength division multiplexing systems that transmit eight or more wavelengths) equipment is estimated by Ryan Hankin Kent, Inc., a telecommunications industry analyst, to grow from $1.6 billion in 1997 to $4.4 billion by 2001, driven by continued competitive pressure on carriers to reduce their infrastructure costs and improve network performance while supporting ever increasing traffic levels.


         The Company's DWDM products specifically address the requirements of metropolitan and interoffice networks. To date, adoption of DWDM technology has been most rapid amongst long-haul interexchange carriers, whose backbone networks concentrate an immense amount of traffic for transport between major metro areas and across the country. More recently, the market needs of local exchange carriers, the growth of business campuses, and the desire for business access rings have caused local carriers to test and install DWDM technology. As with the long-haul network, both short-haul point-to-point links and metropolitan fiber access rings today are primarily based on TDM SONET technology at the OC-48 level and below. As more bandwidth accumulates in these networks, carriers and network operators may look to DWDM to upgrade capacity without moving to higher-line-rate SONET multiplexers. According to certain scenarios, then, the market for short-haul DWDM equipment may surpass the long-haul market.

                          Embedded Networking Solutions


         The Company's NET+ARM(TM) products fall under the broad umbrella market for system-on-silicon technology, including Application Specific Integrated Circuit ("ASIC") hardware/software solutions. These solutions reduce system complexity by combining multiple hardware/software functions onto one chip. ASICs continue to gain rapid acceptance by manufacturers and designers of a wide variety of products and equipment, driven primarily by the following factors:

         Time - by combining several functions onto the same chip, ASICs minimize the processing delays inherent in sending electrical signals between chips.


         Space - in consolidating functionality at one location, ASICs free up valuable space on a sponsoring motherboard.

         Efficiency - fewer components translate to lower power consumption.

         Cost - lower production and operating costs result from all of the above.


         One recent industry study by Cowan & Co. sized the market for custom logic products at $19 billion in annual revenues and forecasts compound annual growth of 19% through the year 2000. The Company's Embedded Solutions products fall within the Standard Cell, or Cell Based Integrated Circuit segment of this market. Standard Cell Solutions currently represent a $7 billion market and, according to that recent industry study, may be expected to grow 28% annually through the year 2000 according to a November 1997 study by Cowan & Co.


         As ASICs continue to gain acceptance, it is expected that the technology will be applied in new vertical markets where the benefits of open networking -- distributed access, scalability, low operating cost -- will become increasingly important. Future demand for ASIC solutions is expected to be particularly strong in the area of industrial measurement, control and sensing devices. As monitoring functions are increasingly performed remotely, via Internet/Ethernet network connections, ASICs are expected to emerge as cost-effective and energy efficient means for delivering network/web functionality within industrial devices. Indicative of this trend, an industry leader, Hewlett-Packard, recently integrated Ethernet-based management capabilities into a third party's industrial sensor product family.

The Company's Technology Approach

         The Company believes that, as network operator needs become more sophisticated, opportunities may be available for those who are able to provide flexible, comprehensive networking solutions at attractive entry price points. The Company seeks to offer products that address four significant requirements within carrier and enterprise networks:

         Bandwidth - providing scaleable bandwidth within local and distributed environments remains the number one network challenge. New applications and climbing usage rates suggest bandwidth demands will continue to plague operators in the future. The Company's aggregation and transmission products support bandwidth solutions across T-1 through OC-48 environments.

         Integration - increasingly, carriers and large enterprise customers seek converged, single product solutions capable of addressing their full range of voice, data and video communications requirements. Point solutions from legacy providers may therefore no longer be sufficient. The Company's converged solutions, with multiple application profiles co-resident within the same rack, offer space and ease-of-use advantages and support cost effective migration as needs evolve.

         Intelligent Management - bandwidth alone does not reduce network complexity or increase reliability. Today's managers want a complete view of how traffic flows within their networks. The Company offers policy-based management models, creating intelligent networks that can guarantee service quality and bandwidth levels, allocate costs appropriately, and can filter, correlate and prioritize network events.

         Reduced Total Cost of Ownership - operating costs have increased as networks have grown and technologies have become more complex. Cost sensitivity is inversely proportional to size, with smaller network operators frequently overburdened by heavy up-front investments, follow-on maintenance requirements, and integration costs. The Company's products are designed to feature attractive entry price points and end-to-end product designs that meaningfully reduce total cost of ownership.

         Historically, the Company's products have fallen within traditional, distinct market segments including diversified LAN / WAN networking equipment, broadband cable and fiber optic equipment, and network print servers. Recent product introductions will meaningfully change the Company's revenue mix in fiscal year 1999 and beyond and diversify the Company's customer base to include--or include to a greater extent than in years past--competitive local exchange carriers, local exchange carriers, competitive access providers, inter-exchange carriers, corporate and college campuses, ISPs and remotely located businesses.


         The Company wishes to caution readers not to place undue reliance on any forward-looking statements including the Company's plans to develop new products, expand its sales force, expand its customer base, establish strategic relationships and expand within international markets, and the Company's expectations concerning factors affecting the markets for its products. Such statements speak only as of the date made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.



                                  LEGAL MATTERS

         The legality of the Shares offered by this Prospectus has been passed upon by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, Woodbridge, New Jersey.


                                     EXPERTS

          The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP and Arthur Anderson & Co., independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication there has not been any change in the affairs of the Company since the date hereof.

                                   PROSPECTUS

                            OSICOM TECHNOLOGIES, INC.


                        3,972,085 Shares of Common Stock





                                                                       PAGE


Available Information                                                   5
Incorporation of Certain Information by Reference                       5
Prospectus Summary                                                      7               November    , 1998
Risk Factors                                                            7
Use of Proceeds                                                        14
Description of Securities                                              14
Selling Shareholders                                                   15
Plan of Distribution                                                   17
Indemnification                                                        18
Business                                                               19
Legal Matters                                                          24
Experts                                                                24



                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


         Item 14.  Other Expenses of Issuance and Distribution.

         The registrant estimates expenses in connection with the offering described in this Registration Statement will be as follows:

Item                                                                    Amount

Securities and Exchange Commission Registration Fee              $   10,470.87
Printing and Engraving Expenses                                       1,000.00
Accountants' Fees and Expenses                                        6,800.00
Legal Fees and Expenses                                              45,000.00
NASDAQ Listing Fees                                                   7,500.00
Miscellaneous                                                           229.13

                                                                 ---------------
              Total                                                 $51,217.59

         Item 15. Indemnification of Directors and Officers.

         The description set forth under the caption "Indemnification of Directors and Officers" in the Company's Registration Statement on Form S-4, filed September 6, 1996, No. 33-10667, is incorporated herein by reference.

         Item 16. Exhibits.

Exhibit Number                       Description of Document

2.               Stock  Purchase  Agreement  dated as of June 1, 1996 between
                 Osicom and BWAI (A).

3.1              Restated Certificate of Incorporation dated June 14, 1988 (B).

3.2              Amended and Restated By-Laws of the Registrant, dated April 13,
                 1988 (C).

3.3              Series A Preferred Stock Certificate of Designation (E).

3.4              Series B Preferred Stock Certificate of Designation (A).

3.5              Series C Preferred Stock Certificate of Designation (A).

3.6              Series D Preferred Stock Certificate of Designation (F).


3.7              Series E Preferred Stock  Certificate of Designation  (G).

3.8              Series B Preferred Stock Certificate of Designation (G).

3.9 Certificate of Amendment to the Certificate of Incorporation dated January 16, 1998 (H).

3.10             Amendment to the By-Laws dated January 30, 1998 (H).

3.11 Amended Certificate of Designation of Series C Convertible Preferred Stock (I).


4.1 Stock Option Agreement by and between the Registrant and United Jersey Bank dated as of February 28, 1991 (D).

4.2              Incentive Stock Option Plan, as amended (J).

4.3              1988 Stock Option Plan (K).

4.4              1997 Incentive and Non-Qualified Stock Option Plan (L).

4.5              1997 Directors Stock Option Plan (L).

*5.              Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP


10.1 Line of Credit Agreement with Coast Business Credit dated May 28, 1995 and Modification dated January 1996 (M).

10.2             Acquisition  Agreement of Dynair Electronics,  Inc. dated June
                 8, 1995 (M).

10.3 Acquisition Agreement of Rockwell Network Systems, Inc. dated January 31, 1996 (M).

10.4             Acquisition Agreement of Digital Products, Inc. - US (N).

10.5             Acquisition Agreement of Cray Communications, Inc.(O).

10.6 Share Purchase Agreement of Asia Broadcasting and Communications Network, Ltd. dated as of March 20, 1997 (P).

10.7             Cooperation  and  Supply   Agreement  with  Asia  Broadcasting
                 and Communications Network, Ltd. dated as of March 20, 1997 (P)

10.8             Securities Purchase Agreement dated as of April 30, 1998 (I).

21.              Subsidiaries of the Registrant (H).

23.1             Consent of BDO Seidman LLP - Page 25.

23.2             Consent of Arthur Andersen & Co., L.L.P.- Page 26.

*23.3 Consent of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP (included in opinion filed as Exhibit 5).
* Previously filed.

The foregoing are incorporated by reference from the Registrant's filings indicated:

(A)      Form S-4 dated  September 6, 1996,
(B)      Form 10QSB for quarter  ended July 31,  1988,
(C)      Form 10K for the year ended January 31, 1988,
(D)      Form 10K for year ended  January 31, 1993,
(E)      Form 10K/A for year ended January 31, 1994,
(F)      Form S-3 dated  February  25, 1997,
(G)      Form 10-KSB for year ended January 31,  1997,
(H)      Form 10-KSB for year ended January 31, 1998,
(I)      Form 8-K dated May 14, 1998,
(J)      Proxy  Statement dated August 18, 1989,
(K)      Proxy  Statement  dated May 13, 1988,
(L)      Proxy Statement dated  November 21, 1997,
(M)      Form10-KSB for year ended January 31, 1996,
(N)      Form 8-K dated  September  12, 1996,
(O)      Form 8-K dated  September 23, 1996,
(P)      Form 8-K dated April 10, 1997.

         Item 17. Undertakings.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided however that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 6th day of November, 1998.


                                                     OSICOM TECHNOLOGIES, INC.



                                                 By: /s/ Par Chadha
                                                     -------------------------
                                                    Par Chadha,
                                                    Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:



      Signature                            Title                                            Date




                                   Chief Executive                                      November 6, 1998
/s/ Par Chadha                     Officer, Director
-----------------------
PAR CHADHA

                                                                                        November 6, 1998
/s/ Christopher E. Sue             Vice President - Finance (Principal
-----------------------            Financial and Accounting Officer)                    November 6, 1998
CHRISTOPHER E. SUE

/s/ Humbert Powell                 Director                                             November 6, 1998
-----------------------
HUMBERT POWELL


/s/ Xin Cheng, Ph.D                Director                                             November 6, 1998
-----------------------
XIN CHENG, Ph.D

/s/ Leonard Hecht                  Director                                             November 6, 1998
-----------------------
LEONARD HECHT

/s/ Renn Zaphiropoulos             Director                                             November 6, 1998
----------------------
RENN ZAPHIROPOULOS



                                  Exhibit 23.1

                                BDO Seidman, LLP
                      1900 Avenue of the Stars, 11th Floor
                              Los Angeles, CA 90067

               Consent of Independent Certified Public Accountants

Osicom Technologies, Inc.
Santa Monica, California

         We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 5, 1998, accompanying the financial statements of Osicom Technologies, Inc. (the "Company") as of January 31, 1998 and 1997, and for each of the years then ended, as included in the Company's Annual Report on Form 10-KSB for the year ended January 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus which is part of such Registration Statement.


                                                              BDO SEIDMAN, LLP



Los Angeles, California
November 6, 1998

                                  Exhibit 23.2


                              ARTHUR ANDERSEN & CO.
                          Certified Public Accountants
                              25/F., Wing On Centre
                           111 Connaught Road Central
                                    Hong Kong


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         We consent to the incorporation by reference of our report dated March 4, 1998, relating to the financial statements of Uni Precision Industrial Limited, appearing in Form 10-KSB for the year ended January 31, 1998 and 1997, on the financial statements of Osicom Technologies, Inc. in the Registration Statement on Form S-3 for Osicom Technologies, Inc. and to the reference to us under the heading as "Experts" in the Prospectus which is part of such Registration Statement.


                                                  ARTHUR ANDERSEN & CO.
                                                  Independent Public Accountants


November 6, 1998